Chembio Diagnostics Reports First Quarter 2014 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern

MEDFORD, NY, May 8, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the first quarter ended March 31, 2014.

Financial highlights for the 2014 first quarter include the following (all comparisons are with the 2013 first quarter):

•	Total revenues of $5.81 million, down 13 % compared with $6.68 million
•	Product sales of $4.90 million, down 22% compared with $6.31 million
•	Operating loss of $383,000, compared with operating income of $487,000
•	Net loss of $225,000, or $0.02 per diluted share, compared with net income of $317,000, or $0.04 per diluted share

John J. Sperzel III, Chembio's Chief Executive Officer, stated, "With a new focus on commercialization, Chembio is building a U.S. sales and marketing organization to serve end-user customers and distribution partners. We are on track with this important investment, having hired a number of experienced professionals to lead this directive, including a director of sales and a senior director of marketing.  Due to the variability in purchasing levels that we often see in this sector, our first quarter sales fell short of expectations. Our commercial investments are aligned with our objective to improve sales performance and predictability."

First Quarter Results

Total revenues for the first quarter of 2014 of $5.81 million were down 13% compared with total revenues of $6.68 million in the prior-year period. Product sales in the 2014 first quarter of $4.90 million were down 22% compared with product sales of $6.31 million in the prior-year period.  Research and development ("R&D"), milestone, and grant and royalty revenues for the three months ended March 31, 2014 increased to $909,000 from $365,000 in the prior-year period.

Gross margin for the 2014 first quarter decreased 16% to $2.27 million compared with $2.69 million for the prior-year period, due primarily to lower product sales. Product gross margin for the first quarter of 2014 decreased 41% to $1.36 million, from $2.33 million in the prior-year period, primarily as a result of the lower volume of products produced during the quarter and the allocation of essentially the same fixed costs to a fewer number of units.

R&D expenses in the first quarter of 2014 were $1.20 million, compared with $1.05 million in the prior-year period.

Selling, general and administrative expenses in the first quarter of 2014 increased to $1.46 million from $1.16 million in the prior-year period, largely due to increased investment in sales and marketing personnel and related costs.

Operating loss for the first quarter of 2014 was $383,000, compared with operating income of $487,000 for the prior-year period.

Net loss for the first quarter of 2014 was $225,000, or $0.02 per diluted share, compared with net income of $317,000, or $0.04 per diluted share, for the prior-year period.

Balance Sheet Highlights

The Company had cash and cash equivalents of $9.09 million as of March 31, 2014, compared with $9.65 million as of December 31, 2013. The primary reason for this decrease was due to net cash used in operating activities for the first quarter of 2014. Our working capital decreased by $309,000 during the year from $14.22 million to $13.91 million.

Conference Call

To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 15, 2014 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #:13581017. The conference call may also be accessed via the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=172661.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.  A replay will be available on the website for a limited time.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consoldidated Results of Operations
(UNAUDITED)

	For the three months ended
	March 31, 2014	March 31, 2013
Net product sales	$4,904,165	$6,313,190

License and royalty revenue	-	-

R&D, milestone and grant revenue	908,908	364,963

TOTAL REVENUES	$5,813,073	$6,678,153

GROSS MARGIN	$2,272,611	$2,693,890

Research and development expenses	$1,197,622	$1,045,259

Selling, general and administrative expenses	$1,457,728	$1,162,080

(LOSS) INCOME FROM OPERATIONS	$(382,739)	$486,551

OTHER INCOME	$1,830	$1,002

Income tax (benefit) provision	$(156,170)	$170,430

NET (LOSS) INCOME	$(224,739)	$317,123

Basic (loss) earnings per share	$(0.02)	$0.04

Diluted earnings (loss) per share	$(0.02)	$0.04

Weighted average number of shares outstanding, basic	9,339,181	8,062,984

Weighted average number of shares outstanding, diluted	9,339,181	8,699,209

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$9,087,016	$9,650,275
Accounts receivable, net of allowance for doubtful accounts of $24,000 and $24,000 at March 31, 2014 and December 31, 2013, respectively	3,369,812	4,592,121
Inventories	3,604,603	3,188,726
Prepaid expenses and other current assets	1,118,818	1,099,379
TOTAL CURRENT ASSETS	17,180,249	18,530,501

FIXED ASSETS, net of accumulated depreciation	1,872,341	1,978,232

OTHER ASSETS	4,392,506	3,977,859

TOTAL ASSETS	$23,445,096	$24,486,592

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	3,268,469	4,309,490

TOTAL LIABILITIES	3,268,469	4,309,490

STOCKHOLDERS' EQUITY:
Common stock - $.01 par value; 100,000,000 shares authorized, 9,472,700 and 9,324,783 shares issued and outstanding for March 31, 2014 and December 31, 2013, respectively	94,727	93,248
Additional paid-in capital	47,097,811	46,875,026
Accumulated deficit	(27,015,911)	(26,791,172)
TOTAL STOCKHOLDERS' EQUITY	20,176,627	20,177,102

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,445,096	$24,486,592

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Cash Flow
For the three months ended
(UNAUDITED)
	March 31, 2014	March 31, 2013

Net cash (used in) provided by operating activities	$(650,304)	$57,438
Net cash used in investing activities	(66,789)	(207,507)
Net cash provided by (used in) financing activities	153,834	(203,045)
(DECREASE) IN CASH AND CASH EQUIVALENTS	$(563,259)	$(353,114)